Exhibit A

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the Amendment No. 1 to Statement on Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Common Stock, $0.01 par value per share, of Plug Power Inc., is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned that is named as a reporting person in such filing without the necessity of filing an additional joint filing agreement. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This joint filing agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: May 11, 2022

GROVE ENERGY CAPITAL LLC
By:	/s/ Lee, Jiyoung
Name:	Lee, Jiyoung
Title:	Authorized Signatory

PLUTUS CAPITAL NY, INC.
By:	/s/ Lee, Sunghan
Name:	Lee, Sunghan
Title:	Authorized Signatory

PNES INVESTMENTS, LLC
By:	/s/ Lee, Jong Hwan
Name:	Lee, Jong Hwan
Title:	Authorized Signatory

PASSKEY, INC.
By:	/s/ Song, Kyung Yeol
Name:	Song, Kyung Yeol
Title:	Authorized Signatory

SK E&S AMERICAS, INC.
By:	/s/ Lee, Jong Hwan
Name:	Lee, Jong Hwan
Title:	Authorized Signatory

SK E&S CO., LTD.
By:	/s/ Lim, So Ok
Name:	Lim, So Ok
Title:	Authorized Signatory

SK INC.
By:	/s/ Kwon, Hyungkyun
Name:	Kwon, Hyungkyun
Title:	Authorized Signatory

[Plug Power Inc. - Joint Filing Agreement]